Exhibit 99.1

November 30, 2017

Dear fellow shareholder,

I am pleased to inform you of the recent decision made by our board of directors to again declare a quarterly dividend of $0.06 per share of outstanding common stock of Business First Bancshares, Inc. The board made this decision after reviewing, among other things, our financial performance for the quarter ended September 30, 2017, together with our historical financial performance and trends. The dividend is payable on November 30, 2017, to shareholders of record at the close of business on November 15, 2017. It is our seventh consecutive quarterly dividend and our forty-second consecutive quarter of profitability.

Quarterly Highlights

A few highlights from the quarter and year to date are included below. You may also find more detailed financial data in our Quarterly Report on Form 10-Q which is on file with the Securities and Exchange Commission and posted on our website at the following link: www.b1bank.com/about-b1bank/shareholder-information/

Quarterly Highlights (unaudited, dollars in thousands except per share data)

	As of and for the three months ended
	September 30, 2017	December 31, 2016	September 30, 2016

Total Assets	$1,213,831	$1,105,841	$1,106,767
Loans	$938,108	$811,131	$811,748
Deposits	$1,015,094	$932,795	$929,650

Book Value per share	$17.32	$16.42	$16.69

Net Income	$1,682	$1,486	$1,380
Earnings per share - basic	$0.24	$0.21	$0.20

As the table above illustrates, the third quarter of 2017 was another solid quarter of healthy growth. Our loan volumes continue to increase, growing $127.0 million year-to-date, as do our deposits, which grew $82.3 million over the same time period. We have approximately 225 bankers serving nine markets across the region and I am very pleased with the year they are having.

Of note, the quarter ended September 30, 2017, was the first quarter that we have finished with over $1.0 billion in deposits, a significant milestone for our young institution. Net income for the quarter clocked in at $1.7 million, equating to $0.24 cents basic earnings per share, compared to $0.20 per share in earnings for the quarter ended September 30, 2016. Through steady investment, we have been fortunate to continue adding incrementally to our earnings power over time.

Next Steps

On October 6, 2017, we announced the signing of a definitive agreement to acquire Minden Bancorp, Inc., the parent bank holding company for MBL Bank, an institution located in Minden, Louisiana with approximately $323.0 million in total assets. While we continue to be excited about the additional assets and earnings potential that MBL is expected to contribute to our combined institution, we are equally as excited about the expansion of our Business First team. Jack Byrd, the Chairman and CEO of MBL, will join our board of directors and the bulk of the MBL staff has also committed to remain with us. I believe that our combined institution will provide the MBL team with an enhanced and more robust platform from which to continue serving their customers and clients. The transaction is subject to normal regulatory and shareholder approvals and we hope to close it in the 1st quarter of 2018. What a great way to start the year!

In conjunction with the transaction, we sold 3,299,925 shares of our common stock in a private placement stock offering at an offering price of $20.00 per share. The proceeds of this offering will be used to pay the cash consideration to MBL’s shareholders, to support the capitalization of the combined institution and for other general corporate purposes. The bulk of the shares sold in our offering was acquired by institutional investors which I believe represents a big step in our corporate evolution and a meaningful affirmation of our growing success. I would like to thank you for giving us the opportunity to tell our story to this broader audience

As I always try to mention in these letters, please keep our bankers in mind as you make decisions about any banking needs you might have. We remain a full-service bank with a broad set of products and services that we believe will be valuable to both your commercial and personal banking needs. While we will continue to look for strategic acquisition opportunities that may arise from time to time in the future, our preferred method of growth remains organic and we appreciate your significant contribution to that effort. The number one way to grow the value of your investment is to give YOUR bank the chance to compete for YOUR business.

Thank you once again for your support and your investment and please feel free to contact me if I can be of service.

Jude Melville

President and Chief Executive Officer

Cautionary note regarding forward-looking statements: This letter contains forward-looking statements in which Business First Bancshares, Inc. (Business First) discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as projection or expectations relating to loan and deposit volumes and expansion efforts and results. The words “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “will continue,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” and similar expressions are intended to identify those assertions as forward looking statements.

Business First cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Business First’s actual results to differ materially from those anticipated in the forward-looking statement include the ability to sustain and continue our organic loan and deposit growth, market declines in industries to which we have exposure, changes in interest rates and market prices, changes in the levels of loan prepayments, deteriorating asset quality and higher loan charge-offs, and changes in the availability of funds.

Investors are cautioned that some of the assumptions upon which Business First's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example interest rates, which Business First cannot control. Further, Business First may make changes to its business plans that could affect its results. Business First cautions investors that it undertakes no obligation to update any forward-looking statements.